Exhibit  10.4

DATED   June 30th  2009

(1)	AMERICAN BILTRITE INC.

(2)	FAUNUS GROUP INTERNATIONAL, INC.

DEBT PURCHASE AGREEMENT

THIS DEBT PURCHASE AGREEMENT is made the  30th  day of  June  2009

BETWEEN:

(1)
AMERICAN BILTRITE INC. a Delaware corporation whose registered office is at 57 River Street, Wellesley Hills, Massachusetts 02181, USA, acting through its Belgian branch located at Industriezone “Klein Frankrijk” 23, 9600 Ronse  ("you", “your”, “yours” and “yourself”); and

(2)	FAUNUS GROUP INTERNATIONAL, INC. (D.B.A FGI FINANCE) a Delaware corporation, whose office is at 80 Broad Street, 22nd Floor, New York, NY 10004, USA ("we", “us”, “our”, or “ours”);

The Clause headings used in this Agreement are for guidance only and are not intended to affect its interpretation. A list of general definitions can be found in Clause 24 of this Agreeement.

1.	Sale and Purchase of Debts

(a)	This Agreement will commence on Commencement and will continue until terminated in accordance with its terms.

(b)	By this Agreement, you will offer to sell to us and assign to us all Debts:

(i) existing on Commencement; and

(ii) arising after the Commencement and during the term of this Agreement, regardless of whether a Termination Event has occurred.

(c)
Such offer will be unconditional and made in writing in the form set out in Schedule 1 (Schedule of Accounts). If we accept such offer, we shall credit the notified value of the Debts to the account specified in Clause 3 whereupon such Debts become Approved Debts. As of such moment, the related Debts shall have been sold and assigned to us, even if such Debts are not yet entered in your books or records as due to you.

(d)
You will further deliver to us all Records or such other information and original or copy documents proving the existence of such Debt, the delivery of goods or the performance of your services in respect of the Debts as we may request.

(e)
Should any Debts (or any of the comprised ancillary or accessory rights) not come into our ownership (whatever the reason may be) although purchased by us you must account to us for such Debts (or related comprised ancillary or accessory rights) when received and you will hold such Debts (or related comprised ancillary or accessory rights) and the proceeds of the same on our behalf absolutely, separately and exclusively for our account.  You will co-operate with us in the execution of any necessary documents, deeds, instruments, policies, security, and any other action necessary to perfect the assignment and transfer to us  or hold in our favour in relation to, any Debts (and/or any related comprised ancillary or accessory rights), the proceeds of the same or to put this Agreement into effect.

(f)	You will assign to us the benefit of any insurance policies relating to Debts or any goods sold which give rise to any Debts.

(g)
You shall promptly upon the execution of this Agreement (and promptly after you become entitled to a new Debt) notify the relevant Customer (with a copy to us) of the sale, transfer and assignment of such Debt by serving notice substantially in the form attached as Schedule 2 (Form of Customer Notification Letter).

(h)
Should we request, you will sign, pay stamp duty on and deliver to us a document in a form that we approve legally assigning to us any Debt or Debts together with the benefit of all guarantees given to you by your Customer and other related securities and, if we ask, you will immediately give written or other notice in a form and manner that we approve to any Customer whose Debt has been assigned in this way.

(i)
You will print, stamp or otherwise mark each invoice with a notice of assignment or sale of Debts shown on any invoice in a form which we shall specify such notice to be printed on your invoices within three months from the date of this Agreement and until such time we shall provide you with an adequate supply of self adhesive labels bearing appropriate notification language.

(j)
Should we decide that we do not wish you to deliver credit notes to a specific Customer, we will inform you of this in writing.  After receipt of such notification, you will not deliver any credit note direct to such Customer.

(k)
If your Customer becomes entitled to a credit or Customer discount in respect of any Debt you will notify us promptly and send to us a copy of the credit note in respect of the credited or discounted Debt with any other documents and information which we may request. In addition you will repay to us the amount of each credit note so that we are not out of pocket.

(l)
You may demand performance by us of our obligations hereunder and enforce these obligations, but you waive the right to demand rescission of the purchase of any Debt.  You also waives any unpaid seller’s lien that you may have under article 20, 5° of the Belgian Mortgage Act or otherwise.

(m)
We shall have full title and interest in and to the purchased Debt, shall be free to further dispose of such purchased Debt, and shall upon receipt the outstanding balance, be fully entitled to receive and retain for our own account any collections in respect of such purchased Debt, without prejudice subject to our obligations to pay you any balance still owed to you in connection with the Purchase Price of such Debt in accordance with Clause .

(n)	The purchase price for the Debts purchased (‘Purchase Price’) by us shall be calculated as follows:

(1)   Gross Invoice Value of the offered Debts, as listed in the Schedule of Accounts, which we have accepted to purchase;

(2)   minus the Discount applicable to such Debts.

We shall only make an advance payment of the Purchase Price of the Debts purchased by us in accordance with Clause 2 and 3. For the avoidance of doubt, any balance shall only be payable upon collection of the related Debts and after deduction of all Fees, disbursements, commissions, costs or other expenses, as provided in this Agreement.

(o)	For the avoidance of doubt, the parties confirm their intention that this Agreement shall constitute:

(1)   a sale and assignment of contractual rights in accordance with Article 1689 and following of the Belgian Civil Code, and not by way of endorsement and delivery of invoices under the Belgian Act of 5 October 1919; and

(2)   a true sale of the Debt, and not a security arrangement for any obligations.

2.	Disapproval and Re-Approval

(a)	We may at any time deduct from amounts which we would otherwise be required to send you, a sum equivalent to any Disapproved Debts previously purchased by us.

(b)
We shall (at our discretion) be allowed to sell any Disapproved Debts back to you (in accordance with Clause 11 (Recourse)) or re-approve them for the purposes of calculating amounts which you are entitled to draw.

(c)
All Disapproved Debts will continue to be owned by us until termination hereunder or earlier re-assignment (in accordance with Clause 11 (Recourse)) and you will forward to us forthwith any sums received by you in respect of any Disapproved Debts.

3.	Advances of the Purchase Price to you

(a)	For the duration of this Agreement, you will have a rolling account (‘Rolling Account’) with us the balance of which will be calculated, at any time as follows:

(i)	add the Purchase Price of the Debts purchased by us; then

(ii)	multiply that amount by the Payment Percentage; then

(iii)	deduct from that amount the value of any Advances already made by us to you; then

(iv)	deduct from that amount any Fees, Disbursements or other fees then due to us and the value of any current Disapproved Debts (including any Debts aged 90 days or more); then

(v)	add the value of any re-approved Debts; then

(vi)	add any collections of any Debts received from your Customers and the sum so calculated, if positive is your "Purchase Price Entitlement", for which you may make a payment demand.

(b)
You may request payment of the Purchase Price Entitlement, in the manner mutually agreed between us and you from time to time. Any balance of the Purchase Price owed by us to you will constitute a deferred payment and be conditional upon our irrevocable collection of the related Debts and be paid after deduction of all Fees, disbursements, costs or other expenses incurred by us, in accordance with this Agreement.

(c)	You will not be entitled to request or receive any payment from us under paragraph (b) above:

(i)	if and to the extent that the relevant payment would result in the aggregate amount of all payments from us at any time exceeding the Purchase Price Entitlement Limit;

(ii)	if you are Insolvent; or

(iii)	at any time at which we are entitled to terminate this Agreement under Clause 13.2, whether or not we actually exercise any such right.

(d)
Each payment made by us to you will be denominated in the same currency as the Purchase Price of the Debt to which it relates.  It is your responsibility to ensure that the account to which such payment is to be transmitted under paragraph (c) above is suitable for the receipt of funds in the relevant currency.  We will not be liable for any loss or damage suffered by you in the event that the bank or other institution at which such account is maintained declines to accept a payment transmitted to it in that currency.

(e)
We will debit your Rolling Account with each amount paid to you under Clause 3(b) on the Business Day on which we give instructions to our bankers to transmit that payment to your account under paragraph (d) above.

(f)
Upon the occurrence of a Termination Event, any further Advances to you will cease automatically and you will only be entitled to receive the Purchase Price of any Debts, or any remaining balance thereof,  if payment for such Debt is received from your Customers, after deduction of any Fees, disbursements, commissions, costs or other expenses as provided in this Agreement or otherwise incurred by us.

4.	Charges

4.1	Discount

(a)	Discount will be charged on the daily net total balance outstanding and due from Customers to us in respect of the Gross Invoice Value of all Debts purchased applied on a daily basis.

(b)	Any receipt by us from your Customers will be credited to your Rolling Account with us four (4) Business Days after the day of banking, but not including the day of banking.

(c)	Payments made to you will be debited from your Rolling Account with us on the day on which they are made whether the payment is made to you by cheque or bank transfer.

4.2	Fees

(a)	We shall charge an Administration Fee to you on a monthly basis on the first day of each month.

(b)	A Commencement Fee will be due and payable by you upon Commencement.

4.3	Minimum Fee

We will charge a monthly Minimum Fee in the event that your net funds employed each month following Commencement falls below USD$600,000, payable on a monthly basis.  The Minimum Fee will continue to be payable notwithstanding the occurrence of any Termination Event.

4.4	Bank Fee

(a)	We shall charge a transfer fee each time funds are transferred by us or received by us in connection with this Agreement.

(b)	You shall pay us all bank commission and other charges and expenses incurred or payable by us in relation to this Agreement and the arrangements contemplated in it on demand.

4.5	Over-payment Fees

We shall charge over-payment fees when you require funds in excess of the applicable Purchase Price Entitlement from time to time and we elect, in our discretion, to Advance you such funds in excess of the Purchase Price Entitlement at such time.  The over-payment fee will be calculated by increasing by 50% the Administration Fee payable during the period that you have drawn in excess of your Purchase Price Entitlement for such time, but such over-payment fee rate shall only apply for such period as you are overdrawn in excess of your Purchase Price Entitlement at such time.

4.6	Disbursements

(a)
In calculating your Purchase Price Entitlement, we shall deduct (and as such withhold from), in accordance with clause 3(a)(iv) (Payments to you) all disbursements which are identifiable as being attributable to you including, reasonable and documented attorney’s fees, court costs and other expenses incurred by us in the set-up, preparation, negotiation and enforcement of this Agreement and protecting or enforcing our interest in any Debt, in collecting the Debts or any security for this Agreement, including reimbursement for premiums incurred by us to insure against non-payment of any Debt or other insurable losses to the security for this Agreement, and credit reference fees, (such disbursements, “Disbursements”).

(b)
Notwithstanding anything in paragraph (a) above, you have, prior to Commencement, paid to us, and we have received and hold, an Expense Deposit to reimburse us for our actual costs and expenses incurred in connection with our review and approval process in relation to this Agreement, as well as field auditor fees, and reasonable and documented attorneys' fees and expenses incurred in the negotiation, execution, amendment or enforcement of this Agreement or the Ancillary Documents ("Approval Process Expenses").  We will provide you with a written accounting of all Approval Process Expenses, which shall be conclusive, absent manifest error.  That portion of the Expense Deposit equal to the Approval Process Expenses is non-refundable, irrespective of whether Commencement under this Agreement ever occurs.

The excess of the Expense Deposit over the Approval Process Expenses will be paid to you upon demand and any Approval Process Expenses in excess of the Expense Deposit shall be paid by you on demand, unless this transaction does not close as the direct result of our gross negligence or wilful misconduct.

5.	Collection from Customers

(a)
From Commencement we shall have the sole and exclusive right to collect and enforce payment of every Debt other than Debts Reassigned to you and you have no right to collect any Debt (including any Disapproved Debt ) unless we authorise you to do so in advance in writing.

(b)
You will assist our collection efforts if we so request by promptly providing all information required and you agree that for collection purposes we may institute and conduct legal proceedings in your name under our full control.  You also agree to co-operate in any such proceedings (including the giving of evidence) and agree to be bound by anything done by us under this Clause.

(c)
You will immediately pass to us or to any bank we direct any payment a Customer makes to you directly in respect of a Debt and you agree not to mark or endorse any negotiable instrument relating to such payment otherwise than in our favour.  You will hold any payment you receive for a Debt on our behalf for us until we receive it, separately and exclusively for our account.  Should you receive any check or other payment instrument with respect to a Debt or after default any Debt and fail to surrender and deliver to us said check or payment instrument on the next business day following the date of receipt by Customer, we shall be entitled to charge you a Misdirected Payment Fee to compensate us for the additional administrative expenses that the parties acknowledge is likely to be incurred as a result of such breach.  This is without prejudice to any other remedies that may be available to us at law.

(d)
If a Customer makes a payment either to us or to you without specifying which Debts are covered by it then we shall apply it first against any Debts outstanding, second against the discharge of your liability to us, if any, whether arising under this Agreement or otherwise, and any remaining balance shall be paid to you for your disposition.

(e)
If there is shown in our books a credit balance with any Customer which remains outstanding we shall be entitled at our discretion to make repayments of such credit balance to the Customer out of monies available to you.

(f)
If any Debt received from any Customer is received by us in a currency other than U.S. Dollars and the amount produced by converting the other currency to U.S. Dollars is less than the amount of any sum advanced by us in relation to the Debt in question, then we shall be entitled to recoup any such shortfall from any Purchase Price Entitlement and you will in any event as an independent obligation indemnify us for the deficiency and any loss sustained as a result.

(g)
Unless agreed by us in writing in advance any payments due hereunder shall be made in U.S. Dollars, Sterling, or Euros.  Any conversion described in paragraph (f) above shall be made at the prevailing rate of exchange on the date of clearance of any amount banked by us in such market as is reasonably determined by us as being most appropriate for such conversion, and you will in addition pay to us, or we shall be entitled to deduct from your Purchase Price Entitlement all costs, charges and expenses relating to the collection of and Debt; and/or in the case of a Debt not denominated in US dollars, Sterling or Euros conversion of amounts collected into such currencies (or into such other currency as we determine from time to time) of such conversion.

6.	Disputed Goods

If any goods relating to any Debt are returned by a Customer or delivery is refused or the goods are rejected or repossessed by you, you will issue a credit note to such Customer within 7 days of the goods being returned, rejected or repossessed and provide a copy of such credit note to us.  In addition, you will repay to us the amount of such credit note so that we are not out of pocket.

7.	Accounts and Set-Off

(a)
We shall keep a permanent record to show all sums payable or paid to you, all payments received in relation to Debts and all fees, expenses and other sums payable or paid by you under this Agreement or otherwise.  Beginning on Commencement, we will send to you a copy of such account which shall be taken as prima facie evidence of the matters stated in it at the date of its preparation unless within fourteen (14) days from despatch you notify us in writing of any discrepancy.  We shall further provide you with online access via a secured website to information on the Debts and reconciliation of the relationship relating to billing, collection and account maintenance such as aging, posting, error resolution and mailing of statements in the ordinary course of our business.  All of the foregoing shall be in a format and in such detail, as we, in our sole and absolute discretion, deem appropriate.

(b)
We may at any time set off any monies due to us from you whether pursuant to this Agreement or otherwise against any sums due from us to you.  We shall only be obliged to pay you sums which are net of any Discount fees and Disbursements due to us.

8.	Accounting and Access to Information

You agree that you will:

(a)
maintain accounting records and allow us or our properly authorised agents to enter your premises upon reasonable advance notice during business hours to inspect them and such other papers as we may wish relating to your business debts generally and allow us to make copies and extracts therefrom and to discuss such affairs, finances and accounts with your officers, employees and independent certified public accountants all at your expense at the standard rates charged by us for such activities, plus our reasonable out-of-pocket expenses.

(b)
permit us or our agents to verify with your Customers by sampling or such other means as we may deem appropriate the existence and collectability of Debts prior to Commencement and at any time thereafter;

(c)
cause a proper audit to be completed of the books of account for yourself and your subsidiaries, if any, for each fiscal year and send an audited report and accounts to us as soon as they are available and in any event within three months from the end of each fiscal year;

(d)	deliver to us:

(i)	no later than thirty (30) days after the end of each calendar month your unaudited financial statements for that calendar month;

(ii)	no later than one hundred twenty (120) days after the end of each fiscal year your draft, unaudited annual financial statements; and

(iii)
no later than thirty (30) days after the end of each calendar month a certificate from you stating whether any Termination Events have occurred and stating in detail the nature of the Termination Event;

(e)
keep us informed at all times of the creditworthiness of your Customers and the validity of each Debt and in particular of any counterclaims, right of set off or other contra items raised by your Customers in relation to any Debt and provide reasonable assistance to us in every way to safeguard our interests and your own interest with respect to such Debts;

(f)	as and when produced, send us management accounts for your business and at our request for any Related Company in a format and at intervals acceptable to us;

(g)	if we require, send to us within five (5) Business Days from the end of each month an aged list of your creditors or a copy of your bought ledger;

(h)	report to us immediately about reclaimed, repossessed or returned merchandise, Customers' claims and disputes, and any other matters affecting any Debts;

(i)
on completion provide us with specimen signatures (electronic or otherwise) of persons authorised to sign any documents relating to this Agreement together with a board resolution or local-law equivalent document, authorising for this purpose such persons and inform us promptly of any change in the signatory authority of any of such signatories;

(j)	on completion provide us with a signed letter in the form set out in Schedule 3 (Notice to Existing and New Bank Accounts) for all existing bank accounts (and whenever you open a new bank account);

(k)	notify us in writing

(i)	as soon as you become aware of any event which affects or may affect your warranties or our rights of termination as provided hereunder;

(ii)	of any mortgages charges liens or other security over your assets as of the Commencement;

(iii)
immediately when there are any material adverse changes in your business, changes in your directors or a material change in Control of your ownership (a person, firm or company acquiring fifty percent (50%) or more of your voting equity after Commencement is for this purpose deemed to be material);

(iv)	of any company which becomes or ceases to be a Related Company;

(v)	as soon as you become aware of any Customer which is your Associate or an Associate of any of your directors or might otherwise fairly be regarded as connected to you or any of your directors; and

(vi)	of the terms upon which any goods are supplied to you and obtain such waivers or variation to such terms as we may require.

9.	Warranties

9.1	You warrant that:-

(a)
This Agreement is valid, binding and enforceable on you in accordance with its terms except to the extent that effect may be given to the law of another jurisdiction, insofar as, under the law of that jurisdiction, the law is mandatory irrespective of the governing law of this Agreement and except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(b)
Neither you, nor any of your subsidiaries has taken any corporate action or any other step nor have any legal proceedings been threatened or served for the bankruptcy, judicial re-organisation, winding-up administration, receivership, administrative receivership or other insolvency or recovery process.

(c)
You are not in breach or default under any agreement to which you are a party or which may affect you or any of your assets to an extent or in a manner which woud reasonable be expected to have a material adverse effect on the business or financial condition of you and your subsidiaries, taken as a whole.

(d)
All financial statements delivered to us unless otherwise expressly stated otherwise have been prepared in accordance with generally accepted accounting principles in Belgium consistently applied and such financial statements fairly present in all material respects your financial condition at the date as of which they were prepared and the result of your operations for the period to which they relate.

(e)
All information provided by you is true complete, accurate and up to date in all material respects and you are not aware of any material facts or circumstances that have not been disclosed to us which if disclosed might adversely affect our willingness to enter into this Agreement or accept any person to be a guarantor or indemnifier of your obligations and liabilities.

(f)
Your business is not subject to a floating charge (pand op de handelszaak/gage sur fonds de commerce) or mortgage (hypotheek/hypothèque), similar foreign law security or any mandate to create the same.

9.2	You warrant in respect of each Debt that:-

(a)	you will not waive or modify your normal trading terms with such Customer without obtaining our prior written consent and in particular you will not extend the time for payment;

(b)
the sale of each Debt constitutes a true sale following which we will become the unencumbered owner of the purchased Debt for the full amount owing to you under such Debt sold to us and of all assigned ancillary and accessory rights and remedies included in the sale of such Debt to us,

(c)	no supplier to you will retain title to any goods sold by you which are the subject matter of such Debt;

(d)
you have already performed all the obligations required for enforcement of such Debt including delivery of goods or performance of services and are not aware of any actual or threatened dispute arising from or relating to such obligations;

(e)
you have not acquired any Debt as part of an acquisition of a business or of another set of assets falling under the scope of Article 442bis of the Belgian Income Tax Code, Article 93undeciesB of the Belgian VAT Code or Article 41quinquies of the Social Security Act of 27 June 1969;

(f)	to your knowledge, such Customer will pay the full amount of such Debt no later than 90 days from the invoice date;

(g)	the Customer has an established place of business, is not connected or associated with you and has no right which would reduce or extinguish the Gross Invoice Value of the Debt.

(h)	the supply contract giving rise to that Debt:

(i)	is valid, binding and enforceable against the Customer;

(ii)	has been made in the ordinary course of your business;

(iii)	is governed by Belgian law or other law approved by us in writing, and provides for the Customer's submission to the jurisdiction of the courts of Belgium;

(iv)	contains no prohibition against assignment of the Debt or any related right by us;

(v)	is not subject to the consumer credit Act of 12 June 1991 or any other consumer protection regulations or subordinate legislation;

(vi)	provides for payment in Euros, Sterling, or US dollars, unless otherwise agreed by us in writing;

(vii)	meets all criteria specified under insurance policies;

(viii)	is not subject to, and does not arise in connection with a contract which is subject to public procurement laws and regulations; and

(i)	you have taken all reasonable steps to ascertain the creditworthiness of the Customer prior to the delivery of goods or the rendering of services;

(j)	you have no reason to believe that the Customer will in the ordinary course of business be unable to, or will not for any reason, pay the Debt in full when it falls due;

(k)	such Debt:

(ix)
constitutes valid, binding bona fide Debt owed by the Customer to you in the amount notified to us by  you, and is enforceable against the Customer in accordance with the terms of the contract giving rise to the Debt;

(x)
is freely assignable, has not been sold, assigned (whether absolutely or by way of security), mortgaged, charged, pledged, hypothecated or otherwise disposed of or transferred to, or encumbered in favour of, to any other person, nor has any agreement been made to do so; and

(xi)	is not subject to withholding tax; and

(xii)	arises from the sale of goods or the provision of services by you; and

(xiii)	is an obligation in respect of which no bill of exchange, promissory note or other negotiable instrument has been issued; and

(l)
the Customer has no right of set-off, deduction, abatement , suspension, rescission counterclaim, or other defence in respect of the Debt (other than those provided for under mandatory rules of applicable law), and you have not entered into any netting agreement with the Customer.

10.	Undertakings

You will:

(a)
keep us informed at all times of the creditworthiness of all Customers and (without prejudice to any of your other obligations under this Agreement) of any counterclaim, right of set-off, deduction, abatement or contra-item raised by a Customer at any time;

(b)	if we so require:

(i)	instruct your auditors to report directly to us at the your expense; and/or

(ii)	use your best efforts to procure that each bank or similar financial institution with which you maintain accounts provides us with copies of statements of those accounts; and

(c)	promptly notify us upon your becoming aware of any matter or circumstance that constitutes (or would, with the passing of time or the giving of notice, constitute) a Termination Event.

10.1	Negative Undertakings

You will not:

(a)
sell, assign, transfer, mortgage, charge, pledge or otherwise dispose of or encumber any Debt and/or its related rights and/or the proceeds of a Debt or its related rights or your rights under this Agreement, or agree or purport to do so, other than in favour of us;

(b)
without our prior written consent, materially waive or modify (or purport to waive or modify) any of the terms on which you supply goods or provide services and, in particular you will not extend the time for payment of any Debt or purport to do so;

(c)	without our prior written consent, permit any supplier to retain title to goods supplied to you (unless such is mandated by applicable law); or

(d)	sell or assign to us any Debt which is subject to any rights of retention of title, lien, recovery of possession and other remedies given by law to an unpaid vendor of goods or services.

10.2	Positive Undertakings

You will:

(a)	execute and deliver or (as the case may be) procure that the relevant person or persons execute and deliver the Ancillary Documents;

(b)
comply in all material respects with all legislation and regulatory requirements applicable to your business or assets where failure to do so would reasonably be expected to materially adversely affect your business, assets or financial condition;

(c)
promptly perform your continuing obligations under every supply contract giving rise to a Debt, including without limitation the repair and/or maintenance of goods supplied, to ensure that the Customer will accept the invoice relating to it (or, if the Customer is Insolvent, the Customer’s trustee in bankruptcy or liquidator will accept a proof of the unpaid balance of the Debt) without any dispute or claim whatsoever (whether or not justifiable);

(d)
if so required by us, deliver to us a letter, signed by you in such form as we may specify, addressed to each bank or financial institution at which you maintain an account, instructing such bank or financial institution as to the disposition of remittances received or to be received by it in purported settlement of any Debt;

(e)	promptly notify us in writing of any dispute of any kind between you and the Customer and to use all reasonable endeavours promptly to resolve every such dispute;

(f)
provide, and procure that any relevant Associate provides, to the extent required, safety briefings and equipment to our staff as necessary to comply with their responsibility under Belgian Act of 4 August 1996 on the Well-Being of Employees and ensure a safe system of work for such staff whilst on your or any such Associate’s premises.

11.	Recourse

(a)	We may require you, at any time after we have served a written notice (a “Repurchase Notice”) upon you, to repurchase immediately any Disapproved Debt.

(b)	Each Repurchase Notice will set out in reasonable detail:

(i)	the description of each Disapproved Debt to be repurchased; and

(ii)	the repurchase price applicable to each such Disapproved Debt.

(c)
Until all the moneys payable by you under the relevant Repurchase Notice have been paid to us,  the Disapproved Debts included in such notice and their respective related rights (together with any goods relating to them) will remain vested in us, without prejudice to our right to deduct any such amounts by you to us from  the Purchase Price Entitlement owed to you or any other amounts payable by us. We will, upon receiving payment of all such moneys and having our expenses paid by you, reassign the relevant Disapproved Debts and their related rights (and the relevant goods, if any) to you, and may give or require you to give an accompanying notice to each relevant Customer to that effect.

(d)
After the ownership of any Disapproved Debt has re-vested in you in accordance with paragraph (c) above, we will pay to you all sums subsequently received or recovered by us in relation to that Disapproved Debt, after deduction of any amounts then due and owing by you to us.

(e)	We have an additional right to require you to repurchase any Disapproved Debt at any time in our absolute discretion, whether or not you are in breach of your obligations under this Agreement.

12.	Power of Attorney

You grant to us an irrevocable power of attorney authorizing and permitting us, at our option, with or without notice to you to do any or all of the following:  (a) upon providing prior written notice to you, endorse your name on any checks or other evidences of payment whatsoever that may come into our possession regarding such Debts we purchase; (b) upon the occurrence and during the continuance of a Termination Event, receive and open of any mail addressed to you and put our address on any statements mailed to Customers; provided that we shall turn over to you all such mail not related to the Debts we purchase; (c) upon providing prior written notice to you, pay, settle, compromise, prosecute or defend any action, claim, conditional waiver and release, or proceeding relating to Debts we purchase; (d) upon the occurrence and during the continuance of a Termination Event, notify in your name, the relevant postal authorities to change the address for delivery of mail addressed to you to such address as we may designate, however, we shall turn over to you all such mail not relating to the Debts we purchase; (e) upon the occurrence and during the continuance of a Termination Event we may effect debits to any Demand Deposit or other account that you maintain at any bank for any sums due to or from you under this Agreement; and (g) upon the occurrence and during the continuance of a Termination Event, to do all other things necessary in order to give effect to this Agreement.  This means that we can act on your behalf without reference to you in connection with the collection of book debt.  The authority granted to us herein is irrevocable until this Agreement is terminated and all of your obligations hereunder are fully satisfied in accordance with the terms of this Agreement.

13.	Duration of Agreement

13.1
This Agreement will remain in operation for a period of thirty six (36) months from and including Commencement, after which, this Agreement shall be extended automatically for an additional period of twelve (12) months for each anniversary of the date of this Agreement (a “Successor Term”) unless written notice of termination is given by either you or us at least sixty (60) days, but not more than ninety (90) days, prior to the end of the Original Term, or any Successor Term thereto (as applicable).

13.2	Our rights of immediate termination are set out below.

We may by giving you written notice terminate this Agreement forthwith if:

(a)	you commit a breach of any term of this Agreement and such breach is not cured or waived within ten (10) days of the occurrence thereof;

(b)	you fail to perform any of your obligations under the Belgian Security Documents;

(c)	there is any change in the person or persons who Controls you; or

(d)	any of our payments to you are not used in the ordinary course of your business;

(e)	any monies owing from you to us are not paid within seven (7) days after they become due hereunder;

(f)
any distress, execution, seizure or (conservatory or executory) attachment (not including any preliminary attachment, unless such preliminary attachment is not lifted within ten (10) days after it has been made) is levied upon any of your goods or premises or any garnishee order is made on any person indebted to you;

(g)
you or any person who has given to us a guarantee or indemnity (including but not limited to any guarantee) in respect of your obligations under this Agreement, becomes unable to pay their debts or becomes Insolvent, or the effectiveness or ranking any security given to us in connection with this Agreement is flawed or impaired; or

(h)
you convene a meeting for the purpose of passing a resolution for creditors voluntary winding up, or are the subject of a compulsory winding up order or a petition for an administration order is presented and you cease to carry on business or call a meeting of creditors to make an arrangement or composition with creditors or permit a judgment to remain unsatisfied for seven days; or

(i)	you are or have become Insolvent;

(j)
if any person who has provided to us a waiver or who has executed a deed of priorities or given any other consent withdraws or purports to withdraw the same in circumstances where we may be materially adversely affected; or

(k)	there is a material adverse change in your financial condition, business or operations as a whole.

13.3	Any reference in this clause to you shall be taken to include any of your subsidiaries.

14.	Consequence of Termination

(a)
Termination of this Agreement will not affect the rights or obligations of either you or us in relation to any Debt nor affect the continued accrual of Discount, Administration Fees or any other fees or expense payable under this Agreement and this Agreement will continue to bind us both as long as it is necessary to satisfy these rights and obligations.

(b)
In the event of termination of this Agreement by you prior to maturity or upon the occurrence of a Termination Event, other than as a result of our breach of this Agreement, our gross negligence or our wilful misconduct, then without prejudice to our accrued rights and remedies under this Agreement you agree to pay us forthwith upon written demand Termination Fee.

(c)
In the event of termination of this Agreement by you prior to maturity or upon the occurrence of a Termination Event, other than as a result of our breach of this Agreement, our gross negligence or our wilful misconduct, then without prejudice to our accrued rights and remedies under this Agreement you agree to pay us forthwith upon written demand a sum equal to the amount of all payments we have made to you under this Agreement plus all fees and charges which have accrued during the Agreement less the amounts which we have received from your Customers and which have been allocated to your account with us.

(d)
In the event of termination of this agreement by your prior to maturity or upon the occurrence of a Termination Event we may retain any amount received by us in respect of any Debt pending the drawing up of a final account and the payment of any amount that may remain thereunder due to us.

(e)	Following the drawing up of a final account and any consequent payment to us, we shall reassign to you without payment any Debts still outstanding.

15.	Security

(a)
You will grant us such security rights as we may from time to time require as security for the payment of all sums due or becoming due to us under this Agreement and you will not give any new charge or other security to any third party without first obtaining our written consent.

(b)
We may from time to time require as a precondition to the continuation of the facilities provided to you under the terms of this Agreement the execution of other security documents or agreements providing for the subordination of certain of your Debt, to the extent such debt may be collateralized by all or any portion of the Debts.

16.	Indemnity

(a)
You agree to indemnify us against any claim by a Customer and any loss incurred by us as a result of our entering into this Agreement, except to the extent that such claims or losses arise from our gross misconduct, fraud, or deceit.  No waiver forbearance or indulgence granted by us to you or to any Customer will in any way discharge you from your liabilities to us.

(b)
You irrevocably agree to indemnify us against any cost, loss or expense that we may suffer or incur in respect of, except to the extent that such claims or losses arise from our gross misconduct, fraud, or deceit;

(i)	any breach of the warranties or obligations by you or any other person (other than us) under this Agreement or any Ancillary Document;

(ii)	any stamp, documentary, registration or similar duty or tax (including any penalty for late payment) imposed on or paid in respect of this Agreement or any Ancillary Document;

(iii)	acting on instructions appearing to come from you and given by telephone, facsimile or other electronic means, regardless of the authority or capacity of the person actually giving those instructions;

(iv)	collecting any cheque or negotiable instrument payable to you or endorsed in your favour; or

(v)	any claim made on us by any Customer in relation to a Debt or its related rights.

17.	Transfer of Rights

We shall be entitled to assign this Agreement or any of our rights and obligations hereunder. You may not assign or otherwise deal with this Agreement or your rights and obligations hereunder without our prior written consent.

18.	Variation

This Agreement may only be varied by a document signed by us and by you.

19.	Severability

Any provision of this Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such illegality, invalidity, prohibition or unenforceability in any other jurisdiction will not invalidate or render unenforceable such provision in any further jurisdiction and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purposes of the parties.

20.	Notices

Any notices to be given by either of us to the other may be either delivered by hand to the other party or its authorised agent or sent by pre-paid first class letter, registered post, recorded delivery fax transmission or telex to such party as its principal place of business or at its registered office.  Notice of Termination from you to us is only effective seven (7) days after receipt by us.

21.	Third Parties

No person who is not a party to this Agreement shall have any rights under this Agreement.

22.	Electronic Communications

We shall take all reasonable steps to ensure that electronic communications are properly stored, not accessible to unauthorised persons, not altered lost or destroyed and are capable of being retrieved during such period as you remain a customer.

In return you undertake and agree that we may accept rely and act upon any information received in an electronic communication even though it may not originate from you or any authorised officer of yours.  Moreover if you use any intermediary to transmit log or process messages then you do so at your own risk and shall be responsible for your intermediary's acts and omissions.  You will indemnify us from and against all losses arising from any incomplete or inaccurate information contained in or failure to receive any Electronic Communication.

23.	Applicable Law and Jurisdiction

This Agreement is to be interpreted in accordance with and governed by [Belgian] Law.  Each party submits to the non-exclusive jurisdiction of the courts of [Brussels] to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the legal relationships established by this Agreement or otherwise arising in connection with this Agreement.

24.	Counterparts

This Agreement may be executed in any number of counterparts, and on separate counterparts, but shall not be effective until at least one counterpart has been executed on behalf of each party.

Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

25.	Interpretation

•	“Advances” has the meaning given to such term in Clause 3 (b) of this Agreement;

•	“Administration Fee” means, in relation to a debt, sixty-six hundredths of one percent (0.66%) of its Gross Invoice Value;

•
“Ancillary Documents’ means the Pledge of Receivables executed in connection with Agreement on or about the date hereof and any such other document that we may require to be executed, signed or delivered in connection with his Agreement;

•
“Approved Debt” means any Debt in respect of which the Payment Percentage has been advanced or is payable and which has not been Disapproved by us or which is previously Disapproved and has since been re-approved; and 'Approve' in relation to any Debt will be construed accordingly;

•	“Associate” means any relative, or any partner, director, shareholder, or management employee of you or of any Related Company;

•	“Belgian Security Documents” means the Pledge of Receivables executed in connection with Agreement on or about the date hereof;

•	“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in the city of Brussels, The Kingdom of Belgium;

•	“Commencement” means the effective date of this Agreement;

•	“Commencement Fee” means thirty thousand and 00/100 U.S. Dollars (US$30,000);

•	“Control” means the power to secure that the affairs of a company or a group of people are conducted in accordance with the wishes of those holding such power;

•
“Customer” means any person to whom you supply goods or for whom you perform services, and who is obliged in accordance with your records to make a payment for the provision of goods or services under a contract for which an invoice has been issued (or, if different, the person so obliged);

•
“Debt” means the right to claim any indebtedness owed or purported to be owed to you by any Customer for goods supplied or services performed, calculated at Gross Invoice Value, including, to the fullest extent permitted by law, the benefit of any accessory and ancillary rights, and remedies arising in connection with such contract (including, for the avoidance of doubt, the benefit of any security interest, any seller’s lien and retention of title and the proceeds under any credit insurances or other insurances in relation to the supply of such services or goods, and the benefit of repossession of goods);

•	“Disapproved Debt” means any Debt:

(i)	that remains wholly or partly unpaid after its due date for payment;

(ii)	in respect of which the representations and warranties contained in Clause 9 (Warranties) are untrue or misleading in any material respect;

(iii)	that is the subject of any dispute by the Customer, or in respect of which the Customer asserts any right of retention, lien, set-off or counterclaim;

(iv)	that is aged ninety (90) days or more;

(v)	where a particular Customer has exceeded either your credit limits or those which we have notified to you; or

(vi)	that we disapprove of;

•	“Disbursements” has the meaning given to it in clause 4.6(a) (Disbursements);

•
“Discount” means a rate equal to the greater of 7.00% per annum or 2.50% above the US ”Prime Rate” as published by the Wall Street Journal Money Rates Section.  In the event that the Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the Prime Rate as announced by JP Morgan Chase Bank on a daily basis (all such Discount shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days;

•	“Euro” or “Euros” means lawful currency of the European Union;

•	“Expense Deposit” means twenty thousand and 00/100 U.S. Dollars (US$20,000);

•	“Fees” means Administration Fee, Commencement Fee, Deficiency Assessment Fee, Misdirect Payment Fee and Termination Fee;

•
“Gross Invoice Value” of a Debt is the total amount thereof including VAT and before taking into consideration any allowances in respect of discounts for prompt payment or any other allowable deduction;

•	“Guarantee” means the cross-company guarantee to be entered into on or about the date of this Agreement by you and American Biltrite Far East, Inc. in favour of us;

•	“Insolvent” means in relation to a natural or legal person (which includes a partnership, association, company or other incorporated entity), means any of the following:

(i)	the relevant person is unable to pay his or its debts within the meaning of section 123 of the Insolvency Act 1986 or Article 2 of the Belgian Bankruptcy Act of 8 August 1997;

(ii)	a statutory demand is served on the relevant person and the statutory demand is not set aside within 21 days;

(iii)
the relevant person applies for an interim order under section 253 of the Insolvency Act 1986 or an arrangement or a composition is made for the benefit of creditors (or a class of creditors) whether or not pursuant to the Insolvency Act 1986;

(iv)
a bankruptcy order is made in relation to a partner in the relevant person, or a partner applies for an interim order under section 253 of the Insolvency Act 1986 or an arrangement or a composition is made for the benefit of creditors (or a class of creditors) whether or not pursuant to the Insolvency Act 1986;

(v)
a petition is presented, or other proceedings are commenced, or a meeting is called to pass a resolution, for the relevant person's bankruptcy, winding up or administration or for a corporate voluntary arrangement or similar procedure;

(vi)	a receiver, administrative receiver, administrator or similar official is appointed in respect of the relevant person or his or its assets;

(vii)	the relevant person’s assets are seized, distrained or executed against;

(viii)	the relevant person ceases or threatens to cease to carry on business or suspends payment of his or its debts;

(ix)	a judgment or other money order is obtained against the relevant person, or his or its assets, which is not satisfied within 7 days;

(x)
the occurrence, in relation to that person, or his or its assets, of anything analogous to the matters set out in paragraphs (i) to (x) (inclusive) above under the laws of any other jurisdiction to which that person or his or its assets may at any time be subject;

(xi)
any other amount due, owing or incurred by the person in respect of any indebtedness is not paid when it becomes due, or becomes capable of being declared due and payable prior to its stated maturity for any reason;

•	“Minimum Fee” means the difference between net funds employed for each month and USD$600,000 multiplied by the Administration Fee and the Discount calculated on a daily basis;

•
“Misdirected Payment Fee” means fifteen percent (15%) of the amount of any payment on Debts which has been received by you and not delivered to us on the next business day following the date of receipt by you;

•	“Original Term” means thirty six (36) months from the date of this Agreement;

•	“Payment Percentage” means eighty percent (80%) of the Approved Debt;

•	“Purchase Price Entitlement Limit” means two million and 00/100 U.S. Dollars (US$2,000,000);

•
“Records” means, in respect of any Debt, all contracts, correspondence, notes of dealings and other documents, books, books of account, registers, records and other information (including, without limitation, computer programmes, tapes, discs, data processing software and related property and rights) maintained (and recreated in the event of destruction of the originals thereof) with respect to such Debt and the related Customer owing such Debt.

•
“Reassignment” means in relation to any Approved Debt or Disapproved Debt our crediting the same to your sales ledger control account and debiting the same to your client account with us to reflect the fact that you have repurchased such Debt in accordance with the provisions of clause 11 (Recourse);

•	“Related Company” means a company which either you Control or which Controls you or which is Controlled by the same person, firm or company which Controls you; and

•	“Rolling Account” has the meaning given to such term in Clause 3(a) of the Agreement;

•	“Termination Event” means any of the events described in Clause 13.2 (Duration of Agreement);

•
“Termination Fee” means the fee payable by you on the expiry of a notice of termination given in accordance with Clause 13 (Duration of Agreement), in the amount of sixty thousand and 00/100 U.S. Dollars (US$60,000)

•	“Sterling” means lawful currency of the United Kingdom;

•	“U.S. Dollars” or “$” means lawful currency of the United States of America.

Schedule 1

Schedule of Accounts

Client’s Name:                                Schedule Number ________________

Page ____ of _____                                           Date ________ 200_

Invoice Date	Invoice Number	Name of Account Debtor	Location	Invoice Amount	Currency

ASSIGNMENT:

KNOW ALL MEN BY THESE PRESENTS  that the undersigned for value received has sold transferred and assigned and does hereby sell transfer and assign to Faunus Group International, Inc. (hereinafter called the “Buyer”), its successors and assigns, in accordance with the provision of that certain Debt Purchase Agreement heretofore duly executed and delivered by the undersigned and duly accepted by the Buyer and any amendments thereto (hereinafter called the “Agreement”) each Account listed hereon and all right, title and interest of the undersigned in and to such Account(s) and in and to all merchandise, the sale of which shall have given rise to such Account(s), including all of the undersigned’s right of stoppage in transit replevin and reclamation as an unpaid vendor and the benefit of any repossession and security.  Each Account is made a part hereof as if attached or incorporated herein for specific terms, conditions, provisions and description of said Account(s).

For the purpose of inducing the Buyer to purchase such Account(s), the undersigned hereby reaffirms all warranties under the Agreement applicable to such Account(s) and account debtors.  In the event of any breach of any such warranty, the Buyer, its successors and assigns, shall have such rights, inter alia, as are provided in the Agreement.

The undersigned in his/her business capacity and  warrants and represents that, with respect to each Account, since the last sale of Accounts by the undersigned to the Buyer, no merchandise has been returned or rejected, no defense, dispute, claim, offset or counterclaim has developed or has been asserted with respect to any Account heretofore sold, transferred and assigned by the undersigned to the Buyer, which has not been or is not contemporaneously being reported in writing by the undersigned to the Buyer.

IN WITNESS WHEREOF, the undersigned has hereunto set its hand and seal this ____ day of _____________, 200___.

By:____________________________   Print Name______________________   Title:___________________

   (Signature)

[on the letterhead paper of American Biltrite, Inc.]

Schedule 2
Notice to Customers
_____________________________________________________________________________

Form of notice to be served on completion by American Biltrite, Inc. on its customers pursuant to clause 1(f) of the Debt Purchase Agreement.
_____________________________________________________________________________

FGI Finance ("FGI")

We hereby notify you that we have assigned our present and future receivables to FGI.

To the extent that you are now indebted or may in the future become indebted to us on an account (i.e., invoices) or a general intangible, payment thereof is to be delivered and made payable only to FGI and not to us or any other entity.  Payment in any other way will not constitute payment and will not discharge your obligation.

The payments should be wired in Euro only to FGI Finance with the following instructions

Euro Only:
Bank: The Royal Bank of Scotland
Swift:  RBOSGB2L
IBAN Code:      GB74RBOS16107510000470
Beneficiary: Citizens Bank-FCA 6334

Please reference invoice numbers on all wire transmissions, advice forms, and payments

This letter may only be revoked by a writing signed by one of FGI’s officers whose signature may only be relied on if acknowledged before a notary public.

Please fax a copy of this letter to FGI at +01 212 248 3404 and to us at + [●] to verify your receipt and acceptance.

Thank you.
Very truly yours,

American Biltrite, Inc.                         ASSIGNMENT CONFIRMED:

By:  ________________

Title: _______________                                                       By:____[Receivables Debtor]________

                       Company: _______________________

                                   Title:  ___________________________

                                   Date:  ___________________________

By:  ________________

Title: _______________

Schedule 3
Notice to Existing and New Account Banks
_______________________________________________________________________________

Form of notice to be served on completion by American Biltrite, Inc. on its account banks pursuant to clause 8(j) of the Debt Purchase Agreement.
_____________________________________________________________________________

To:           [●]

From:       American Biltrite Inc, Ideal Tape Division Belgium

    Faunus Group International Inc

Dear Sirs,

Pursuant to a pledge of receivables agreement dated [●] (the "Agreement"), American Biltrite Inc, Ideal Tape Division Belgium, as pledgor (“ABI”) created a right of pledge with first rank in favour of Faunus Group International Inc, as pledgee  (“FGI”) and any of its successors and assigns over any and all of its claims, present and future, actual or contingent, against your institution in connection with the balance from time to time, and as the case may be the final closing balance, of the bank accounts opened in the name of ABI  with your institution, bearing the account numbers [●],[●] and [●] (the ”Pledged Accounts”).

ABI shall remain free to operate the Pledged Accounts, and in particular to withdraw or transfer any funds from such account, for as long as you have not been notified to the contrary by FGI or its duly authorised agent.

Should you ever receive notice from FGI or its duly authorised agent that no funds may be withdrawn or transferred from the Pledged Accounts by ABI, you are hereby irrevocably authorised to comply with this request and to act only in accordance with any further instructions from FGI or its duly authorised agent.

It is a requirement of the Agreement that ABI obtains your agreement in writing, for the benefit of FGI, that you waive any right of set-off or pledge and the benefit of any "unicity of account" or similar provision in respect of the Pledged Accounts.

Please acknowledge receipt of this notice and confirm your agreement thereto by signing and returning the duplicate of this letter attached hereto to the undersigned.

Yours faithfully,

[date]

AMERICAN BILTRITE INC, IDEAL TAPE DIVISION BELGIUM

__________________________ Name: Title:	__________________________ Name: Title:

FAUNUS GROUP INTERNATIONAL INC

__________________________ Name: Title:	_________________________ Name: Title:

We acknowledge receipt of the above notice. We hereby agree, for the benefit of Faunus Group International Inc and its successors and assigns to waive any right of set-off or pledge and the benefit of any "unicity of account" or similar provision in respect of the above mentioned Pledged Accounts. Should we ever receive notice from Faunus Group International Inc or its duly authorised agent that no funds may be withdrawn or transferred from the Pledged Accounts by ABI, we will comply with this request and act only in accordance with any further instructions from  Faunus Group International Inc or its duly authorised agent

Brussels, ___ [●]

[BANK]

__________________________ Name: Title:	_________________________ Name: Title:

EXECUTION PAGE

OF DEBT PURCHASE AGREEMENT

DATED June 30th   2009

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written by their duly authorized representatives in two original copies of the same tenor (each page initialled), of which one original copy shall be delivered to each of the Parties hereto

By AMERICAN BILTRITE INC.

By:             /s/ Richard G. Marcus

    Printed name of signer:             Richard G. Marcus

Title:           President

By FAUNUS GROUP INTERNATIONAL, INC.

By:             /s/ David DiPiero

    Printed name of signer:            David DiPiero

Title:          President